EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS FISCAL 2012 THIRD QUARTER

AND YEAR-TO-DATE-RESULTS

South Hackensack, NJ, September 10, 2012 - AEP Industries Inc. (Nasdaq: AEPI, the "Company" or “AEP”) today reported financial results for its third quarter ended July 31, 2012.

Net sales for the third quarter of fiscal 2012 increased $45.6 million, or 19%, to $292.0 million from $246.4 million for the third quarter of fiscal 2011. Net sales for the nine months ended July 31, 2012 increased $143.6 million, or 20%, to $856.3 million from $712.7 million in the same period of the prior fiscal year. Excluding the impact of the Company’s October 14, 2011 acquisition of Webster Industries (“Webster”), the increases were the result of an increase in sales volume of 6% and 4% for the three and nine months ended July 31, 2012, respectively, combined with an increase in average selling prices. The acquisition of Webster added $30.7 million and $89.9 million in net sales during the three and nine months ended July 31, 2012, respectively.

Gross profit for the third quarter of fiscal 2012 was $56.5 million, an increase of $21.2 million, or 60%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $10.7 million during the periods and $3.1 million in gross profit contributed from Webster, gross profit increased $7.4 million primarily due to increased sales volumes and improved material margins.

Gross profit for the first nine months of fiscal 2012 was $134.3 million, an increase of $39.6 million, or 42%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $15.2 million during the periods and $8.8 million in gross profit contributed from Webster, gross profit increased $15.6 million primarily due to increased sales volumes and improved material margins.

Operating expenses for the third quarter of fiscal 2012 were $31.7 million, an increase of $5.3 million, or 20%, compared to the comparable period in the prior fiscal year and for the first nine months of fiscal 2012 were $91.4 million, an increase of $15.0 million, or 20%, compared to the comparable period in the prior fiscal year. Webster incurred $3.3 million and $10.9 million in operating expenses for the three and nine months ended July 31, 2012, respectively. Without the Webster impact, operating expenses increased $2.0 million and $4.1 million for the three and nine months ended July 31, 2012, respectively, primarily due to an increase in selling and delivery costs as a result of more volumes sold, and an increase in share-based compensation costs associated with the Company’s stock options and performance units.

“We are very pleased to report significant sales volume increases in our legacy business in this third quarter and our 2012 year-to-date results. We are even more pleased to report that these volume increases come as a result of market share gains in this very competitive economy along with improvements in per unit profitability,” said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. “We are also excited to report increasing profitability of our newly acquired Webster division.”

Interest expense for the three months ended July 31, 2012 decreased $0.4 million as compared to the prior year period and for the nine months ended July 31, 2012 decreased $0.1 million as compared to the prior year period. Included in the three and nine months ended July 31, 2011 was interest expense related to the final settlement of the 2013 Notes. Without this item, interest expense remained flat from the same period in the prior year quarter and increased $1.7 million for the nine months ended July 31, 2012, resulting primarily from higher borrowings and interest rates payable under the Company’s senior notes due 2019.

Net income for the three months ended July 31, 2012 was $12.3 million, or $2.20 per diluted share, as compared to net income of $2.5 million, or $0.43 per diluted share, for the three months ended July 31, 2011. Net income for the nine months ended July 31, 2012 was $17.5 million, or $3.15 per diluted share, as compared to net income of $2.9 million, or $0.48 per diluted share, for the nine months ended July 31, 2011.

Adjusted EBITDA (defined below) was $16.4 million in the current quarter as compared to $9.1 million for the three months ended July 31, 2011. Adjusted EBITDA for the nine months ended July 31, 2012 was $56.5 million, as compared to $44.1 million for the nine months ended July 31, 2011.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and non-cash share-based compensation expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company’s operating performance.

The following is a reconciliation of the Company’s net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Third Quarter	Third Quarter	July YTD	July YTD
	Fiscal 2012	Fiscal 2011	Fiscal 2012	Fiscal 2011
	(in thousands)

Net income	$12,277	$2,528	$17,468	$2,915
Provision for taxes	7,868	1,432	11,153	1,003
Interest expense	4,694	5,053	14,402	14,518
Depreciation and amortization expense	5,626	5,333	16,927	16,226
(Decrease) increase in LIFO reserve	(16,050)	(5,352)	(7,150)	8,020
Other non-operating income	(14)	(73)	(78)	(132)
Non-cash share-based compensation	2,012	162	3,781	1,543

Adjusted EBITDA	$16,413	$9,083	$56,503	$44,093

The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 11, 2012, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9928 for international participants and referencing passcode 21102615. An archived version of the call will be made available on the Company’s website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Webster Industries, our new operating system, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial crisis. Those and other risks are described in the Company’s annual report on Form 10-K for the year ended October 31, 2011 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

 (in thousands, except per share data)

	For the Three Months Ended July 31,		For the Nine Months Ended July 31,
	2012	2011	2012	2011
NET SALES	$291,988	$246,385	$856,315	$712,652
COST OF SALES	235,457	211,079	721,988	617,966
Gross profit	56,531	35,306	134,327	94,686
OPERATING EXPENSES:
Delivery	13,066	11,479	38,847	33,068
Selling	10,528	8,710	30,333	26,207
General and administrative	8,112	6,179	22,202	17,091
Total operating expenses	31,706	26,368	91,382	76,366
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property, plant and equipment, net	—	2	0	(16)
Operating income	24,825	8,940	42,945	18,304
OTHER (EXPENSE) INCOME:
Interest expense	(4,694)	(5,053)	(14,402)	(14,518)
Other, net	14	73	78	132
Income before provision for income taxes	20,145	3,960	28,621	3,918
PROVISION FOR INCOME TAXES	(7,868)	(1,432)	(11,153)	(1,003)
Net income	$12,277	$2,528	$17,468	$2,915
BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$2.22	$0.43	$3.17	$0.48
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$2.20	$0.43	$3.15	$0.48